UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2006

China-Biotics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-110733	98-0393071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 999 Ningqiao Road
Jinqiao Export Processing Zone
Pudong, Shanghai 201206
People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

(86 21) 5834 9748

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 13, 2006 Song Jinan resigned from the office of Chief Financial Officer, and appointed Mr. Li Chi Yuen (Raymond Li) to serve as the Company’s Chief Financial Officer. Mr. Song will remain the Company’s Chief Executive Officer, President, Treasurer and Secretary. The Company has not entered into any written employment agreement with Mr. Raymond Li.

Mr. Li, age 39, has over 20 years of finance (both auditing and accounting) experience serving multiple industries. Mr. Li has served as the Financial Controller of Techwayson Holdings Limited since 2000. Techwayson Holdings Limited is a company listed on The Stock Exchange of Hong Kong Limited and is principally engaged in the design, supply and integration of automation and controls system. While at Techwayson, Mr. Li helped keep the company in compliance with Listing Rules of the Growth Enterprise Market and the Main Board of the Stock Exchange of Hong Kong Limited, assisted in closing a HK$49 million acquisition, conducted due diligence for mergers and acquisitions, provided consolidated financial reports to the Board, and was the liason with key stakeholders and fund managers. Prior to working at Techwayson, Mr. Li was a Finance Manager at Super Worth Contracting Co. Ltd., a contractor for turn-key construction projects, where he supported the CFO by providing financial reports for operating activities, as well as merger and acquisition-related activities. He also managed an accounting staff of over 10 people and interacted with auditors, lawyers, tax consultants, and bankers to formalize strategic planning advice.

Mr. Li has a Master of Arts in Language and Law from City University of Hong Kong and a Master of Business Administration from Heriot-Watt University. He is a member of the Hong Kong Institute of Certified Public Accountants, The Chartered Institute of Management Accountants, and the Association of Certified Fraud Examiners.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA-BIOTICS, INC.
(Registrant)

Date: November 13, 2006	By:	/s/ Song Jinan
Song Jinan
Chief Executive Officer, President, Treasurer and Secretary